Exhibit 3.14

CERTIFICATE OF FORMATION

OF

JCH GROUP LLC

Under Section 18-201 of the Delaware

Limited Liability Company Act

(giving effect to all amendments through November 24, 2010)

The undersigned, being an authorized person under Section 18-201 of the Limited Liability Company Act (the “LLCA”) of the State of Delaware, hereby certifies:

FIRST: The name of the limited liability company is JCH Group LLC (the “Company”).

SECOND: The address of the registered office and the name and address of the registered agent for service of process required to be maintained by Section 18-104 of the LLCA is National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Delaware 19904.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of the Company this 29th day of April, 2009.

/s/ Reuben S. Leibowitz
Reuben S. Leibowitz
Authorized Person

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